Exhibit 99.1

China Shenghuo Reports Unaudited Financial Results for the Second Quarter of 2010; Reaches Agreement in Principle to Settle Class Action Lawsuit

KUNMING, China, August 16, 2010 – China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex Equities: KUN) (“China Shenghuo” or the “Company”), which is engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products in the People’s Republic of China (“PRC”), today reported unaudited financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Financial Highlights

•	Total revenues decreased to $6.88 million for the second quarter of 2010, representing 15% year-over-year decrease.
•	Gross margin for the second quarter of 2010 decreased to $4.4 million, as compared to $5.74 million for the same period of 2009.
•	Net cash provided by operating activities increased to $1.46 million for the six months ended June 30, 2010 from $0.98 million for the same period of 2009.
•	Net loss attributable to stockholders decreased to $37,910 for the second quarter of 2010, as compared to net loss of $3,775,818 for the same period of 2009.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, “Sales for the quarter ended June 30, 2010 was approximately $6.88 million, decreased by 15% from approximately $8.13 million for the quarter ended June 30, 2009. Net loss was $37,910 for the quarter ended June 30, 2010, as compared to net loss of $3,775,818 for the quarter ended June 30, 2009. The decrease in sales was primarily due to our adjustment of the sales commission policy to decrease the commission to sales representatives to offset the pressure resulting from the increase of the price of raw material. The Company will continue to make efforts to promote the sales of our products and control our costs.”

Second Quarter 2010 Results

Sales: Sales for the three months ended June 30, 2010 was approximately $6.88 million, a decrease of approximately $1.25 million, or 15%, from approximately $8.13 million for the three months ended June 30, 2009.  The decrease was mainly due to the Company adjusted our sales commission policy to decrease the commission to sales representatives, which led to the decrease of the sales in the second quarter. The Company in August has increased its sales commission, but not to pre-existing levels, as a result as a slight decrease in its cost of Sanqi.

Since the spring of, 2010, we faced a challenge of insufficient supply of our major material-Sanqi in Yunnan Province, where has suffered the worst drought in 50 years from last autumn to this spring. The output of Sanqi decreased sharply, resulting in the price of Sanqi increased remarkably. In order to release the pressure from increasing cost, the Company decided to adjust our sales commission policy to decrease the commission to sales representatives by 10% as compared to that in the first quarter, which led to the decrease of the sales. The commission policy is subject to adjustment from time to time according to the sales in the market.

Gross margin: Our gross margin for the three months ended June 30, 2010 was approximately $4.4 million as compared with approximately $5.74 million for the three months ended June 30, 2009, a decrease of $1.34 million, or 23%. Gross margin as a percentage of revenues was approximately 63.8% for the three months ended June, 2010, a decrease of 7.2 % from 71% for the three months ended June 30, 2009. The decrease in gross margin percentage was primarily due to the increase of raw material price.

Selling expense: Selling expenses were approximately $2.97 million for the three months ended June 30, 2010, a decrease of $3.25 million, or 52%, from approximately $6.22 million for the three months ended June 30, 2009. The primary reasons for the decrease in selling expenses were: i) our adjustment on the commission policy to sales representatives as set forth above; ii) the strengthened control on the travel expense, business entertainment expense, etc.

We reimburse the sales representatives their selling and marketing expenses when they submit the appropriate documentation to be reimbursed and their sales are collected. We reimburse the sales representatives their accrued selling expenses when related accounts receivable are collected.

General and administrative expense: General and administrative expenses were approximately $0.91million for the three months ended June 30, 2010, a decrease of $2.21 million, or 71%, from approximately $3.12 million for the three months ended June 30, 2009. The decrease was primarily due to the Company has provided significant provision for doubtful accounts in 2009.

Research and development expense: Research and development expense for the three months ended June 30, 2010 was $175,538, as compared to $6,640 for the period ended June 30, 2009, an increase of approximately $168,898. The increase was primarily due to the increase in the expenditure on one of our innovative medicines- Dencichine Hemostat and the cooperation with outside experts in the R&D since late 2009.

Other expenses: Other expenses were $319,849 for the three months ended June 30, 2010, which consisted of interest expense and non-operating expense, offset by subsidy income, interest income, non-operating income, an increase of $156,430, or 96%, from $163,419 for the three months ended June 30, 2009. The increase was mainly attributable to the recognition in the consolidated financial statements as of June 30, 2010 of the payment expected to be made in connection with the settlement of the class action law suit.

Net loss attributable to shareholders: Net loss decreased to $37,910 for the three months ended June 30, 2010 as compared to net loss of $3,775,818 for the three months ended June 30, 2009. The decrease in net loss was primarily due to the decrease of selling expenses and general administrative expenses.

Agreement in Principle to Settle Class Action Lawsuit

In 2008, putative class action lawsuits were asserted against the Company and certain other parties in the United States District Court for the Southern District of New York (the “Court”). On February 12, 2009, an amended complaint was served on the Company and the other defendants consolidating the putative class actions and bearing the caption Beni Varghese, Individually and on Behalf of All Other Similarly Situated v. China Shenghuo Pharmaceutical Holdings, Inc., et al., Index No. 1:08 CIV. 7422

On July 21, 2010, in a mediation conducted by Retired Judge Nicolas H. Politan, the Company entered into an agreement in principle with counsel for plaintiffs in this litigation and the Company’s former independent registered public accounting firm, Hansen, Barnett & Maxwell, P.C. (“HB&M), in which the parties agreed to settle all claims by the putative class members in exchange for the payment of $200,000 by the Company and $600,000 by HB&M’s professional liability insurer. The settlement, including its provisions regarding the notification of class members and administration of any claims, will be entered into in a written stipulation and agreement of settlement, to be executed by counsel for the parties, and then must be submitted to the Court for approval. The settlement is expected to result in the dismissal of the class action litigation.

According to Gui Hua Lan, Chief Executive Officer of China Shenghuo, “We are pleased that this agreement in principle has been reached. While the Company believes that it has meritorious defenses to the allegations and would have prevailed had the matter been fully litigated, we believe that it is in the best interests of our stockholders to put this litigation behind us. Clearly, it would have cost the Company significant time and financial resources had the lawsuit continued. By resolving this matter on the terms reached, and assuming the settlement is approved by the Court, the Company and the investment community can now focus their attention entirely on the business and growth prospects of the Company.”

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently been listed in the State Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company’s financial statements; the Company’s ability to refinance or repay loans received; the Company’s uncertain business condition; the Company’s continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company’s internal controls over financial reporting; the Company’s reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company’s business, including possible contract cancellation; the Company’s ability to develop and market new products; the Company’s ability to establish and maintain a strong brand; the Company’s continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company’s intellectual property rights; market acceptance of the Company’s products; changes in the laws of the People’s Republic of China that affect the Company’s operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company’s operations; general economic conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Shujuan Wang
Secretary of the Board of Directors
Email: wangshujuan@chinashenghuo.net
Tel: +86-871-728-2698

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in USD)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$1,338,088	$1,986,540
Accounts and notes receivable, net	12,962,279	12,104,296
Other receivables, net	7,059,683	6,694,151
Advances to suppliers	834,143	394,856
Inventories, net	3,724,462	3,896,358
Due from related parties	213,899	417,494
Other current assets	800,564	866,645

Total Current Assets	26,933,118	26,360,340

Property, plant and equipment, net	13,172,121	12,065,552
Other non-current assets	1,610,796	1,497,421
	$41,716,035	$39,923,313
Liabilities and Equity:
Current Liabilities:
Accounts payable	$3,247,331	$4,744,919
Other payables and accrued expenses	9,736,081	10,099,497
Deposits payable	7,969,681	7,037,155
Short-term borrowings	4,074,460	5,455,958
Advances from customers	2,066,360	916,362
Taxes and related payables	801,843	1,094,331
Current portion of long-term borrowings	1,767,071	3,948,985
Total Current Liabilities	29,662,827	33,297,207
Long-term borrowings	11,397,606	5,850,348
	41,060,433	39,147,555
Commitments and Contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares	1,968	1,968
authorized and 19,679,400 shares outstanding
Additional paid-in capital	6,193,927	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(7,186,130)	(7,157,293)
Accumulated other comprehensive income	1,592,866	1,589,047
Total stockholder’s equity	749,654	774,672
Noncontrolling interests	(94,052)	1,086
Total Equity	655,602	775,758
	$41,716,035	$39,923,313

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS (UNAUDITED)
(Amounts in USD, except shares)

	Three months Ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Sales	$6,882,007	$8,130,333	$14,789,009	$14,900,859
Cost of Sales	2,488,623	2,394,530	4,564,976	4,696,055
Gross Margin	4,393,384	5,735,803	10,224,033	10,204,804
Operating Expenses:
Selling expenses	2,968,103	6,221,263	8,019,817	12,616,840
General and administrative expenses	915,189	3,120,299	1,599,448	4,166,741
Research and development expense	175,538	6,640	256,389	13,921
	4,058,830	9,348,202	9,875,654	16,797,502
Income(Loss) from Operations	334,554	(3,612,399)	348,379	(6,592,698)
Other Income (Expenses):
Subsidy income	7,964	119,611	161,562	145,179
Interest and other expense	(327,813)	(283,030)	(524,415)	(537,893)
	(319,849)	(163,419)	(362,853)	(392,714)
Income (Loss) Before Income Tax	14,705	(3,775,818)	(14,474)	(6,985,412)
Income tax expense	(52,615)	-	(22,631)	-
Net Loss	(37,910)	(3,775,818)	(37,105)	(6,985,412)
Net loss attributable to noncontrolling interests	(6,718)	(43)	(8,268)	(248,365)
Net Loss Attributable to Stockholders	$(31,192)	$(3,775,775)	$(28,837)	$(6,737,047)
Comprehensive Loss:
Net Loss	(37,910)	(3,775,818)	(37,105)	(6,985,412)
Foreign currency translation adjustment	4,583	2,939	4,914	3,121
Comprehensive Loss:	$(33,327)	$(3,772,879)	$(32,191)	$(6,982,291)
Comprehensive income (loss) attributable to noncontrolling interests	(4,986)	54	(7,173)	(248,254)
Comprehensive Loss Attributable to Stockholders	(28,341)	(3,772,933)	(25,018)	(6,734,037)
Basic and diluted loss per share	$(0.00)	$(0.19)	$(0.00)	$(0.34)
Weighted-average number of shares outstanding-basic and diluted	19,679,400	19,679,400	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in USD)

	Six months Ended Jun 30,
	2010	2009

Net Cash Provided by Operating Activities	1,461,492	981,447
Cash Flows from Investing Activities:
Payment for construction in progress	(4,196,635)	(308,654)
Proceeds from disposal of fixed assets	212,373
Net Cash Used in Investing Activities	(3,984,262)	(308,654)

Cash Flows from Financing Activities:
Due to related parties	-	(108,835)
Proceeds from borrowings	21,382,467	3,653,246
Payments on borrowings	(19,510,878)	(5,114,544)
Net Cash Provided by (Used in) Financing Activities	1,871,589	(1,570,133)

Effect of exchange rate changes on cash	2,729	2,420
Net Decrease in Cash and Cash Equivalents	(648,452)	(894,920)
Cash and Cash Equivalents at Beginning of Period	1,986,540	1,612,054
Cash and Cash Equivalents at End of Period	$1,338,088	$717,134

Supplemental Information
Cash paid for interest	$331,511	$582,854
Cash paid for income tax	$-	$-